EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, no par value per share, of Central Pacific Financial Corp., a Hawaii corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this the 24th day of February, 2014.

ANCHORAGE ADVISORS MANAGEMENT, L.L.C.

By:	/s/ Kevin M. Ulrich
Name:	Kevin M. Ulrich
Title:	Senior Managing Member

ANCHORAGE CAPITAL GROUP, L.L.C.

By:	/s/ Kevin M. Ulrich
Name:	Kevin M. Ulrich
Title:	Senior Managing Member

ANTHONY L. DAVIS

/s/ Anthony L. Davis

KEVIN M. ULRICH

/s/ Kevin M. Ulrich